Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000

Xerox Reports First-Quarter 2016 Earnings and Provides Update on Strategic Transformation and Separation

•	Delivers GAAP EPS of 3 cents and adjusted EPS of 22 cents, within guidance

•	Services delivers revenue of $2.5 billion, up 1 percent or 2 percent at constant currency

•	Document Technology revenue of $1.6 billion, declines 10 percent or 9 percent at constant currency

•	Operating margin of 7.2 percent, seasonally lower

•	Affirms full year 2016 revenue and adjusted earnings guidance

•	Separation on track to complete by the end of 2016

NORWALK, Conn., April 25, 2016 - Xerox (NYSE: XRX) announced today its first-quarter financial results and reaffirmed its full-year adjusted earnings guidance. The company reported it remains on track to complete its planned separation into two independent, publicly-traded companies by the end of the year and said it has made important progress on its three-year, $2.4 billion strategic transformation program.

Xerox delivered adjusted earnings per share of 22 cents in the first quarter of 2016. Adjusted EPS excludes after-tax costs of $197 million or 19 cents per share, related to the amortization of intangibles, restructuring and related costs, certain retirement related costs and separation costs, resulting in GAAP EPS from continuing operations of 3 cents.

“We delivered adjusted EPS in line with our guidance, revenue growth in both the Document Outsourcing and BPO businesses of our Services segment, and a strong renewal rate in Services. Document Technology revenue declines remained in line with last quarter and continue to be pressured by weak developing markets economies. We have accelerated our cost reduction efforts across the company and expect to begin realizing the benefits in the second quarter,” said Ursula Burns, Xerox chairman and chief executive officer.

“I’m pleased with our progress on our strategic transformation and separation,” Burns added. “We put in place a robust program management structure, mapped our path to the separation, initiated leadership searches and began building the strategic, operational and financial foundation of each company.”

First Quarter Results
First-quarter total revenue of $4.3 billion was down 4 percent or 3 percent in constant currency. The Services business, which represented 58 percent of total revenue, delivered $2.5 billion in revenue, representing an increase of 1 percent or 2 percent in constant currency. Services margin was 7.7 percent, up 0.1 percentage point.

Revenue from the company’s Document Technology business was $1.6 billion, down 10 percent or 9 percent in constant currency. Document Technology margin was 10.2 percent, down 2.5 percentage points.

First-quarter operating margin of 7.2 percent was down 1.3 percentage points from the same quarter a year ago. Gross margin and selling, administrative and general expenses were 29.9 percent and 20.6 percent, respectively. Adjusted gross margin and selling, administrative and general expenses (excluding certain retirement related costs) were 30.3 percent and 20.1 percent, respectively.

Xerox used $25 million in cash flow from operations during the first quarter, in line with normal seasonality, and ended the quarter with a cash balance of $1.2 billion.

Separation and Strategic Transformation Update
On January 29, 2016, Xerox announced a plan to separate into two independent, publicly-traded companies, each of which will be a leader in its respective industry. Xerox intends to make its initial Form 10 registration statement filing with the Securities and Exchange Commission in July 2016, on track to complete the separation by year-end. The company has determined that the optimal transaction structure for the separation is a tax-free spinoff of its BPO business. Xerox expects to incur one-time separation costs of approximately $200 to $250 million in 2016, inclusive of $8 million incurred in the first quarter. This amount does not include potential tax cost related to the separation, some of which may be offset by foreign tax credits.

In conjunction with the separation, Xerox is implementing a three-year strategic transformation program to deliver significant productivity gains and cost reductions across its businesses. It expects to realize approximately $700 million in annualized savings in 2016 from ongoing and incremental initiatives. The company recorded $126 million of restructuring and related costs in the first quarter related to the program and anticipates total restructuring and related costs of $300 million for the full year.

2016 Guidance
For second-quarter 2016, Xerox expects GAAP EPS of 6 to 8 cents and adjusted EPS of 24 to 26 cents.

The company affirmed its full-year guidance for adjusted EPS of $1.10 to $1.20 per share.

Xerox is aligning its full-year GAAP EPS and cash flow guidance to reflect separation costs and higher restructuring and related costs. The company now expects full-year GAAP EPS of 45 to 55 cents, previously 66 to 76 cents. Xerox expects full-year 2016 cash flow from operations of $950 million to $1.2 billion, previously $1.3 to $1.5 billion, and free cash flow of $600 to $850 million, previously $1.0 to $1.2 billion.

About Xerox
Xerox is helping change the way the world works. By applying our expertise in imaging, business process, analytics, automation and user-centric insights, we engineer the flow of work to provide greater productivity, efficiency and personalization. Our employees create meaningful innovations and provide business process services, printing equipment, software and solutions that make a real difference for our clients and their customers in a 180 countries. On January 29, 2016, Xerox announced that it plans to separate into two independent, publicly-traded companies: a business process outsourcing company and a document technology company. Xerox expects to complete the separation by year-end 2016. Learn more at www.xerox.com.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:

•	Adjusted gross margin and selling, administrative and general expenses for the first quarter 2016 that exclude certain retirement related costs.

•
Adjusted EPS, for the first quarter 2016 as well as for the second quarter and full year 2016 guidance, which excludes the amortization of intangibles, restructuring and related costs, certain retirement related costs as well as separation costs.

•	Operating margin, for the first quarter 2016, that excludes Other expenses, net in addition to the EPS adjustments noted above.

•	Constant Currency revenue growth, for the first quarter 2016, which excludes the effects of currency translation.

Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measure.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

-XXX-

Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Sean Cornett, Xerox, +1 203-849-2672, sean.cornett@xerox.com

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Xerox Corporation
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2016	2015	% Change
Revenues
Sales	$1,021	$1,126	(9)%
Outsourcing, maintenance and rentals	3,177	3,253	(2)%
Financing	83	90	(8)%
Total Revenues	4,281	4,469	(4)%
Costs and Expenses
Cost of sales	624	674	(7)%
Cost of outsourcing, maintenance and rentals	2,344	2,368	(1)%
Cost of financing	33	33	—%
Research, development and engineering expenses	134	141	(5)%
Selling, administrative and general expenses	882	915	(4)%
Restructuring and related costs	126	14	*
Amortization of intangible assets	89	77	16%
Separation costs	8	—	*
Other expenses, net	57	46	24%
Total Costs and Expenses	4,297	4,268	1%
(Loss) Income before Income Taxes & Equity Income(1)	(16)	201	*
Income tax (benefit) expense	(15)	39	*
Equity in net income of unconsolidated affiliates	37	34	9%
Income from Continuing Operations	36	196	(82)%
Income from discontinued operations, net of tax	—	34	*
Net Income	36	230	(84)%
Less: Net income attributable to noncontrolling interests	2	5	(60)%
Net Income Attributable to Xerox	$34	$225	(85)%

Amounts Attributable to Xerox:
Net income from continuing operations	$34	$191	(82)%
Income from discontinued operations, net of tax	—	34	*
Net Income Attributable to Xerox	$34	$225	(85)%

Basic Earnings per Share:
Continuing operations	$0.03	$0.17	(82)%
Discontinued operations	—	0.03	*
Total Basic Earnings per Share	$0.03	$0.20	(85)%
Diluted Earnings per Share:
Continuing operations	$0.03	$0.16	(81)%
Discontinued operations	—	0.03	*
Total Diluted Earnings per Share	$0.03	$0.19	(84)%
* Percent change not meaningful.
(1) Referred to as “Pre-Tax (Loss) Income” throughout the remainder of this document.

Xerox Corporation
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three Months Ended March 31,
(in millions)	2016	2015
Net income	$36	$230
Less: Net income attributable to noncontrolling interests	2	5
Net Income Attributable to Xerox	34	225

Other Comprehensive Income (Loss), Net:
Translation adjustments, net	191	(509)
Unrealized gains, net	9	29
Changes in defined benefit plans, net	(112)	98
Other Comprehensive Income (Loss), Net	88	(382)
Less: Other comprehensive loss, net attributable to noncontrolling interests	—	(1)
Other Comprehensive Income (Loss), Net Attributable to Xerox	88	(381)

Comprehensive Income (Loss), Net	124	(152)
Less: Comprehensive income, net attributable to noncontrolling interests	2	4
Comprehensive Income (Loss), Net Attributable to Xerox	$122	$(156)

Xerox Corporation
Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$1,189	$1,368
Accounts receivable, net	2,456	2,319
Billed portion of finance receivables, net	100	97
Finance receivables, net	1,307	1,315
Inventories	1,034	942
Other current assets	722	644
Total current assets	6,808	6,685
Finance receivables due after one year, net	2,565	2,576
Equipment on operating leases, net	489	495
Land, buildings and equipment, net	1,000	996
Investments in affiliates, at equity	1,432	1,389
Intangible assets, net	1,684	1,765
Goodwill	8,814	8,823
Other long-term assets	2,065	2,060
Total Assets	$24,857	$24,789
Liabilities and Equity
Short-term debt and current portion of long-term debt	$2,029	$985
Accounts payable	1,445	1,614
Accrued compensation and benefits costs	710	651
Unearned income	421	428
Other current liabilities	1,541	1,576
Total current liabilities	6,146	5,254
Long-term debt	5,359	6,354
Pension and other benefit liabilities	2,617	2,513
Post-retirement medical benefits	792	785
Other long-term liabilities	431	417
Total Liabilities	15,345	15,323

Series A Convertible Preferred Stock	349	349

Common stock	1,013	1,013
Additional paid-in capital	3,032	3,017
Retained earnings	9,635	9,686
Accumulated other comprehensive loss	(4,554)	(4,642)
Xerox shareholders’ equity	9,126	9,074
Noncontrolling interests	37	43
Total Equity	9,163	9,117
Total Liabilities and Equity	$24,857	$24,789

Shares of common stock issued and outstanding	1,013,002	1,012,836

Xerox Corporation
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2016	2015
Cash Flows from Operating Activities:
Net income	$36	$230
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	290	296
Provision for receivables	15	18
Provision for inventory	9	6
Net gain on sales of businesses and assets	(20)	(12)
Undistributed equity in net income of unconsolidated affiliates	(37)	(31)
Stock-based compensation	14	22
Restructuring and asset impairment charges	123	14
Payments for restructurings	(28)	(31)
Contributions to defined benefit pension plans	(36)	(41)
Increase in accounts receivable and billed portion of finance receivables	(185)	(239)
Collections of deferred proceeds from sales of receivables	59	72
Increase in inventories	(99)	(126)
Increase in equipment on operating leases	(62)	(70)
Decrease in finance receivables	64	72
Collections on beneficial interest from sales of finance receivables	8	15
Increase in other current and long-term assets	(59)	(71)
Decrease in accounts payable and accrued compensation	(104)	(17)
Decrease in other current and long-term liabilities	(67)	(26)
Net change in income tax assets and liabilities	(47)	32
Net change in derivative assets and liabilities	17	(12)
Other operating, net	84	12
Net cash (used in) provided by operating activities	(25)	113
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(50)	(75)
Proceeds from sales of land, buildings and equipment	19	16
Cost of additions to internal use software	(22)	(20)
Proceeds from sale of businesses	(56)	3
Acquisitions, net of cash acquired	(18)	(28)
Other investing, net	2	6
Net cash used in investing activities	(125)	(98)
Cash Flows from Financing Activities:
Net proceeds (payments) on debt	45	(150)
Common stock dividends	(71)	(70)
Preferred stock dividends	(6)	(6)
Proceeds from issuances of common stock	1	10
Excess tax benefits from stock-based compensation	—	2
Payments to acquire treasury stock, including fees	—	(216)
Repurchases related to stock-based compensation	—	(1)
Distributions to noncontrolling interests	(11)	(54)
Net cash used in financing activities	(42)	(485)
Effect of exchange rate changes on cash and cash equivalents	13	(69)
Decrease in cash and cash equivalents	(179)	(539)
Cash and cash equivalents at beginning of period	1,368	1,411
Cash and Cash Equivalents at End of Period	$1,189	$872

Financial Review

On January 29, 2016, Xerox announced that its Board of Directors approved management’s plan to separate the Company's Business Process Outsourcing (BPO) business from its Document Technology and Document Outsourcing business. Each of the businesses will operate as an independent, publicly-traded company. Leadership and names of the two companies will be determined as the separation process progresses. The transaction is intended to be tax-free for Xerox shareholders for federal income tax purposes.

Xerox has begun the process to separate and is finalizing the transaction structure, which is predicated on a spin-off of the BPO business. Our objective is to complete the separation by year-end 2016, subject to customary regulatory approvals, the effectiveness of a Form 10 registration statement with the U.S. Securities and Exchange Commission, tax considerations, securing any necessary financing and final approval of the Xerox Board of Directors. Until the separation is complete, we will continue to operate and report as a single company, and it will continue to be business as usual for our customers and employees.

In conjunction with the separation, Xerox also began a three-year strategic transformation program targeting a cumulative $2.4 billion savings across all segments. The program is inclusive of ongoing activities and $600 million of incremental transformation initiatives.

Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2016	2015	% Change	CC % Change	2016	2015
Equipment sales	$560	$624	(10)%	(9)%	13%	14%
Annuity revenue	3,721	3,845	(3)%	(2)%	87%	86%
Total Revenue	$4,281	$4,469	(4)%	(3)%	100%	100%

Reconciliation to Condensed Consolidated Statements of Income:
Sales	$1,021	$1,126	(9)%	(8)%
Less: Supplies, paper and other sales	(461)	(502)	(8)%	(6)%
Equipment Sales	$560	$624	(10)%	(9)%

Outsourcing, maintenance and rentals	$3,177	$3,253	(2)%	(1)%
Add: Supplies, paper and other sales	461	502	(8)%	(6)%
Add: Financing	83	90	(8)%	(6)%
Annuity Revenue	$3,721	$3,845	(3)%	(2)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)

First quarter 2016 total revenues decreased 4% as compared to first quarter 2015, with a 1-percentage point negative impact from currency. The negative impact from currency reflects the continued weakening of foreign currencies against the U.S. Dollar as compared to prior year. On a revenue-weighted basis, our major European currencies and the Canadian Dollar were approximately 4% weaker against the U.S. Dollar as compared to prior year. Revenues from these major foreign currencies comprise approximately 24% of our total consolidated revenues, while overall non-U.S. revenues represent almost one third of the total. First quarter 2016 total revenues reflect the following:

•	Annuity revenue decreased 3% as compared to first quarter 2015, with a 1-percentage point negative impact from currency. Annuity revenue is comprised of the following:

◦
Outsourcing, maintenance and rentals revenue includes outsourcing revenue within the Services segment and maintenance revenue (including bundled supplies) and rental revenue, primarily within the Document Technology segment. These revenues declined 2%, with a 1-percentage point negative impact from currency, primarily due to a continued decline in the Document Technology segment.

◦
Supplies, paper and other sales includes unbundled supplies and other sales, primarily within the Document Technology segment. The 8% revenue decline includes a 2-percentage point negative impact from currency, reduced supplies demand as a result of lower equipment sales in prior periods, continued weakness in developing markets and lower OEM supplies sales. The rate of supplies revenue decline did, however, moderate sequentially to a more normalized level.

◦
Financing revenue is generated from financed equipment sale transactions primarily within the Document Technology segment. The 8% revenue decline reflects a 2-percentage point negative impact from currency and a declining finance receivables balance due to lower equipment sales in prior periods.

•
Equipment sales revenue is reported primarily within our Document Technology segment and the Document Outsourcing (DO) business within our Services segment. Equipment sales revenue decreased 10% as compared to first quarter 2015, with a 1-percentage point negative impact from currency. The decline was driven by developing markets and product launch timing as well as overall price declines that continue to be within our historical range of 5% to 10%. These areas of decline were partially offset by strong Document Outsourcing equipment sales growth.

Additional analysis of the change in revenue for each business segment is included in the “Segment Review” section.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
	Reported			Adjusted(1)
	2016	2015	B/(W)	2016	2015	B/(W)
Total Gross Margin	29.9%	31.2%	(1.3) pts.	30.3%	31.6%	(1.3) pts.
RD&E as a % of Revenue	3.1%	3.2%	0.1 pts.	2.9%	3.0%	0.1 pts.
SAG as a % of Revenue	20.6%	20.5%	(0.1) pts.	20.1%	20.0%	(0.1) pts.

Operating Margin (1)	N/A	N/A	N/A	7.2%	8.5%	(1.3) pts.

Pre-tax Income Margin	(0.4)%	4.5%	(4.9) pts.	N/A	N/A	N/A

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

Operating Margin
First quarter 2016 operating margin1 of 7.2% decreased 1.3-percentage points as compared to first quarter 2015 driven by the operating margin decline in Document Technology, where productivity improvements only partially offset revenue declines and currency impacts.
Gross Margin
First quarter 2016 gross margin of 29.9% decreased 1.3-percentage points as compared to first quarter 2015. On an adjusted1 basis, gross margin of 30.3% decreased by 1.3 percentage points. Document Technology gross margin decreased 0.9-percentage points while Services gross margin improved by 0.1-percentage point year-over-year. These results combined with the higher proportion of our revenue from Services (which historically has a lower gross margin) resulted in a reduction in overall gross margin.

Additional analysis of the change in gross margin for each business segment is included in the “Segment Review” section.

Research, Development and Engineering Expenses (RD&E)
First quarter 2016 RD&E as a percentage of revenue of 3.1% decreased 0.1-percentage point from first quarter 2015. On an adjusted1 basis, RD&E was 2.9% of revenue and decreased 0.1-percentage point due to the benefits from restructuring and productivity improvements and the higher mix of Services revenue (which historically has lower RD&E as a percentage of revenue).
RD&E of $134 million decreased by $7 million compared to first quarter 2015. On an adjusted1 basis, RD&E of $126 million decreased by $8 million. Innovation at Xerox is a core strength, and we strategically coordinate R&D with Fuji Xerox.
Selling, Administrative and General Expenses (SAG)
SAG as a percentage of revenue of 20.6% increased 0.1-percentage point from first quarter 2015. On an adjusted1 basis, SAG was 20.1% of revenue and increased 0.1-percentage point. The total company revenue decline was only partially matched by restructuring and productivity improvements, due in part to lower restructuring in 2015, and a higher mix of Services revenue (which historically has lower SAG as a percentage of revenue).
SAG of $882 million was $33 million lower than first quarter 2015. On an adjusted1 basis, SAG of $861 million decreased $35 million and included a $17 million favorable impact from currency and reflects the following:

•	$21 million decrease in selling expenses.

•	$8 million decrease in general and administrative expenses.

•	$6 million decrease in bad debt expense. First quarter 2016 bad debt expense remained at less than one percent of receivables.
Restructuring and Related Costs
Restructuring and related costs of $126 million include restructuring and asset impairment charges of $123 million as well as $3 million of additional costs.

During first quarter 2016, we recorded net restructuring and asset impairment charges of $123 million, which includes $124 million of severance costs related to headcount reductions of approximately 4,800 employees worldwide and $2 million of lease cancellation costs. Approximately 70% of the charges were related to our Document Technology segment and 30% to our Services segment. The first quarter 2016 actions impacted several functional areas, with approximately 65% of the costs focused on gross margin improvements and approximately 30% on SAG reductions with the remainder focused on RD&E optimization. These costs were partially offset by $3 million of net reversals for changes in estimated reserves from prior period initiatives. In first quarter 2016, we also recorded $3 million of costs primarily related to professional support services associated with the implementation of the strategic transformation program.

During first quarter 2015, we recorded net restructuring and asset impairment charges of $14 million, which included $21 million of severance costs related to headcount reductions of approximately 580 employees worldwide and $1 million of lease cancellation costs. These costs were partially offset by $8 million of net reversals for changes in estimated reserves from prior period initiatives.
The restructuring reserve balance as of March 31, 2016 for all programs was $120 million, of which $116 million is expected to be spent over the next twelve months.

We expect to incur additional restructuring and related costs of approximately $100 million in second quarter 2016 for actions and initiatives that have not yet been finalized. For full-year 2016, we expect to incur restructuring and related costs of approximately $300 million.
Separation costs
Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized. Separation costs also include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the separation.

During first quarter 2016, we recorded separation costs of $8 million. For full-year 2016, we expect to incur separation costs of approximately $200 to $250 million. This amount does not include any estimated tax costs associated with aligning entities and business activities to effect the separation, a portion of which may be mitigated by foreign tax credits.
Amortization of Intangible Assets
First quarter 2016 amortization of intangible assets of $89 million increased $12 million compared to first quarter 2015 primarily due to the impairment of a customer relationship asset as a result of a lost contract.
Worldwide Employment
Worldwide employment was approximately 135,300 as of March 31, 2016 and decreased by 8,300 from December 31, 2015, due primarily to the impact of seasonal reductions as well as restructuring and productivity improvements partially offset by ramping new business and acquisitions.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2016	2015
Non-financing interest expense	$55	$56
Interest income	(2)	(2)
Gains on sales of businesses and assets (1)	(20)	(16)
Currency losses, net	4	6
Litigation matters	7	(1)
Loss on sales of accounts receivables	4	3
Deferred compensation investment gains	—	(4)
All other expenses, net	9	4
Total Other Expenses, Net	$57	$46

(1)	Excludes the loss on sale of the ITO business reported in Discontinued Operations.
Non-financing interest expense
First quarter 2016 non-financing interest expense of $55 million was $1 million lower than first quarter 2015. When combined with financing interest expense (cost of financing), total company interest expense declined by $1 million from first quarter 2015, driven by a lower average debt balance.
Gains on sales of businesses and assets
First quarter 2016 and first quarter 2015 include gains on the sale of surplus technology assets of $17 million and $14 million, respectively.
Litigation Matters
First quarter 2016 litigation matters reflect probable losses and reserves for various legal matters.

Income Taxes
First quarter 2016 effective tax rate was 93.8%. On an adjusted basis1, first quarter 2016 tax rate was 22.5%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries and the geographical mix of profits.

First quarter 2015 effective tax rate was 19.4%. On an adjusted basis1, first quarter 2015 tax rate was 25.7%, which was lower than the U.S. statutory tax rate primarily due to foreign tax credits resulting from anticipated dividends from our foreign subsidiaries and the geographical mix of profits.

Our effective tax rate is based on nonrecurring events as well as recurring factors, including the taxation of foreign income. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. Excluding the effects of intangibles amortization, restructuring and related costs, non-service retirement related costs, separation costs and other discrete items, we anticipate that our adjusted effective tax rate will be approximately 26% to 28% for second quarter and full-year 2016.
Equity in Net Income of Unconsolidated Affiliates
Equity in net income of unconsolidated affiliates primarily reflects our 25% share of Fuji Xerox net income. First quarter 2016 equity income of $37 million was $3 million higher than first quarter 2015 primarily due to translation currency impacts.

Net Income
First quarter 2016 net income from continuing operations attributable to Xerox was $34 million, or $0.03 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $231 million, or $0.22 per diluted share. First quarter 2016 adjustments to net income include the amortization of intangible assets, restructuring and related costs, non-service retirement related costs and separation costs.

First quarter 2015 net income from continuing operations attributable to Xerox was $191 million, or $0.16 per diluted share. On an adjusted basis1, net income from continuing operations attributable to Xerox was $278 million, or $0.24 per diluted share. First quarter 2015 adjustments to net income include the amortization of intangible assets, restructuring charges and non-service retirement related costs.

The Net Income and EPS reconciliation table in the "Non-GAAP Financial Measures" section contains the first quarter adjustments to net income.
The calculations of basic and diluted earnings per share are included as Appendix I. See the "Non-GAAP Financial Measures" section for calculation of adjusted EPS.

Discontinued Operations
Information Technology Outsourcing (ITO):
In fourth quarter 2014, we announced an agreement to sell the ITO business to Atos and began reporting it as a Discontinued Operation. All prior periods were accordingly revised to conform to this presentation. The sale was completed on June 30, 2015.

There were no Discontinued Operations as of March 31, 2016. Summarized financial information for our Discontinued Operations is as follows:

	Three Months Ended March 31, 2015
(in millions)	ITO	Other	Total
Revenues	$311	$—	$311

Income from operations (1)	$61	$—	$61
Loss on disposal	(4)	—	(4)
Net income before income taxes	$57	$—	$57
Income tax expense	(23)	—	(23)
Income from discontinued operations, net of tax	$34	$—	$34

(1)
ITO Income from operations for first quarter 2015 excludes approximately $39 million of depreciation and amortization expense (including $7 million of intangible amortization) since the business was held for sale.

Segment Review

In first quarter 2016, we revised our segment reporting to reflect the following changes:

•
The transfer of the Education/Student Loan business from the Services segment to Other as a result of the expected continued run-off of this business. The business does not meet the threshold for separate segment reporting.

•	The exclusion of the non-service elements of our defined-benefit pension and retiree-health plan costs from Segment profit.

Prior year amounts were revised accordingly to reflect these changes.

	Three Months Ended March 31,
(in millions)	Equipment Sales Revenue	Annuity Revenue	Total Revenues	% of Total Revenue	Segment Profit (Loss)	Segment Margin
2016
Services	$109	$2,373	$2,482	58%	$190	7.7%
Document Technology	432	1,207	1,639	38%	167	10.2%
Other	19	141	160	4%	(66)	(41.3)%
Total	$560	$3,721	$4,281	100%	$291	6.8%

2015
Services	$97	$2,370	$2,467	55%	$187	7.6%
Document Technology	509	1,321	1,830	41%	232	12.7%
Other	18	154	172	4%	(47)	(27.3)%
Total	$624	$3,845	$4,469	100%	$372	8.3%
Refer to Appendix II for the reconciliation of Segment Profit to Pre-tax Income.

Services
Our Services segment comprises two service offerings: Business Process Outsourcing (BPO) and Document Outsourcing (DO).
Services Revenue Breakdown:

	Three Months Ended March 31,
(in millions)	2016	2015	% Change	CC % Change
Business Process Outsourcing	$1,690	$1,687	—%	1%
Document Outsourcing	792	780	2%	5%
Total Revenue - Services	$2,482	$2,467	1%	2%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)
Note: The above table excludes intercompany revenue.
Revenue
First quarter 2016 Services revenue of $2,482 million was 58% of total revenue and increased 1% from first quarter 2015, with a 1-percentage point negative impact from currency.

•
BPO revenue was essentially flat from first quarter 2015, with a 1-percentage point negative impact from currency, and represented 68% of total Services revenue. Growth was driven by acquisitions and ramping new contracts, particularly in Healthcare. This increase more than offset the impacts of lost business and lower volumes, primarily in Commercial Industries, and overall price declines that were consistent with prior period trends.

◦
In first quarter 2016, BPO revenue mix across the major business areas was as follows: Commercial Industries (excluding healthcare) - 44%; Healthcare - 27%; Public Sector - 25%; and all other (including our Health Enterprise (HE) Medicaid platform implementations) - 4%.

•
DO revenue increased 2%, with a 3-percentage point negative impact from currency, and represented 32% of Services revenue. Growth was driven primarily from our partner print services offerings, reflected in both equipment and annuity revenue, and from strong equipment sales related to higher prior-period signings.

Segment Margin
First quarter 2016 Services segment margin of 7.7% increased by 0.1-percentage point from first quarter 2015. Anticipated year-over-year benefits from lower expenses associated with our HE platform implementations, a result of decisions we made in 2015 to curtail this business, were partially offset by margin pressures in our customer care offering, modest declines in DO margin and impacts from unfavorable line-of-business mix and price declines.

Metrics
Signings
Signings are defined as estimated future revenues from contracts signed during the period, including renewals of existing contracts. First quarter 2016 Services signings were $2.1 billion in Total Contract Value (TCV).

•	BPO signings of $1.5 billion TCV

•	DO signings of $0.6 billion TCV
Signings declined 13% from first quarter 2015, with a 2-percentage point negative impact from currency, primarily reflecting lower renewal opportunities. On a trailing twelve month (TTM) basis, signings increased 9% from the comparable prior year period. New business TCV increased 6% at constant currency from first quarter 2015 and increased 35% on a TTM basis. DO signings do not include signings from our growing partner print services offerings.
Note: TCV is the estimated total contractual revenue related to signed contracts.

Renewal rate (Total Services)
Renewal rate is defined as the annual recurring revenue (ARR) on contracts that are renewed during the period as a percentage of ARR on all contracts for which a renewal decision was made during the period. The combined first quarter 2016 contract renewal rate for BPO and DO contracts was 89%, which is at the high end of our target range of 85%-90%.

Document Technology
Our Document Technology segment includes the sale of products and supplies, as well as the associated maintenance and financing of those products.
Document Technology Revenue Breakdown:

	Three Months Ended March 31,
(in millions)	2016	2015	% Change	CC % Change
Equipment sales	$432	$509	(15)%	(14)%
Annuity revenue	1,207	1,321	(9)%	(7)%
Total Revenue	$1,639	$1,830	(10)%	(9)%
CC - Constant Currency (See "Non-GAAP Financial Measures" section)
First quarter 2016 Document Technology revenue of $1,639 million decreased 10% from first quarter 2015, with a 1-percentage point negative impact from currency. Document Technology revenues exclude Document Outsourcing. Inclusive of Document Outsourcing, first quarter 2016 aggregate document-related revenue decreased 7% from first quarter 2015, with a 2-percentage point negative impact from currency. Document Technology segment revenue results included the following:

•
Equipment sales revenue declined 15% from first quarter 2015, with a 1-percentage point negative impact from currency. The decline was driven by continued weakness in developing markets, product launch timing, continued migration of customers to our partner print services offering (included in our Services segment) as well as overall price declines that continue to be within our historical range of 5 to 10%.

•
Annuity revenue decreased 9% from first quarter 2015, with a 2-percentage point negative impact from currency. The annuity revenue reduction reflects lower equipment sales in prior periods, resulting in ongoing page declines and lower supplies demand, although the supplies revenue decline moderated sequentially to a more normalized level. The reduction also reflects the continued migration of customers to our partner print services offering (included in our Services segment). These declines were partially offset by good annuity growth in our high-end color product group.

Document Technology revenue mix was 57% mid-range, 24% high-end and 19% entry, consistent with recent quarters.
Segment Margin
First quarter 2016 Document Technology segment margin of 10.2% declined 2.5-percentage points from first quarter 2015, including a 0.9-percentage point reduction in gross margin. The gross margin decrease reflects unfavorable currency impacts and price declines. SAG increased as a percent of revenue as overall lower revenue was only partially matched by productivity improvements due in part to lower 2015 restructuring.

Total Installs (Document Technology and Document Outsourcing)2
Install activity includes Document Outsourcing and Xerox-branded products shipped to Global Imaging Systems. Detail by product group (see Appendix II) is shown below:
Entry3

•	1% increase in color multifunction devices driven by demand for new products primarily in Document Outsourcing.

•	16% decrease in black-and-white multifunction devices reflecting continued declines in developing markets.

Mid-Range

•	1% increase in mid-range color installs.

•	14% decrease in mid-range black-and-white reflecting higher declines in developing markets and a transition to color devices.

High-End

•
56% increase in high-end color systems, excluding Fuji Xerox digital front-end sales, as growth in Color Press 800 and 1000 products was partially offset by declines in other production color products, reflecting product launch timing.

•	8% decrease in high-end black-and-white systems consistent with overall market declines.

Other
Revenue
First quarter 2016 Other revenue of $160 million decreased 7% from first quarter 2015, with a 3-percentage point negative impact from currency. The reduction is driven by the anticipated run-off of the student loan business, now reported in Other, and lower paper and wide-format revenues. Total paper revenue (all within developing markets) and the student loan business each comprise approximately one third of Other revenue.
Other Loss
Non-financing interest expense as well as all Other expenses, net (excluding Deferred compensation investment gains) are reported within Other and were $57 million in first quarter 2016 as compared to $50 million in first quarter 2015. The $7 million increase was primarily due to an increase in litigation-related costs. Remaining Other loss of $9 million in first quarter 2016 increased $12 million from first quarter 2015 primarily related to lower profitability in the student loan business.

Notes:

(1)	See the “Non-GAAP Financial Measures” section for an explanation of the non-GAAP financial measure.

(2)	Revenue from Document Outsourcing installations is reported in the Services segment.

(3)	Entry installations exclude OEM sales; including OEM sales, Entry color multifunction devices increased 117%, while Entry black-and-white multifunction devices increased 11%.

Capital Resources and Liquidity
The following table summarizes our cash and cash equivalents for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
(in millions)	2016	2015	Change
Net cash (used in) provided by operating activities	$(25)	$113	$(138)
Net cash used in investing activities	(125)	(98)	(27)
Net cash used in financing activities	(42)	(485)	443
Effect of exchange rate changes on cash and cash equivalents	13	(69)	82
Decrease in cash and cash equivalents	(179)	(539)	360
Cash and cash equivalents at beginning of period	1,368	1,411	(43)
Cash and Cash Equivalents at End of Period	$1,189	$872	$317

Cash Flows from Operating Activities
Net cash used in operating activities was $25 million in first quarter 2016. The $138 million decrease in operating cash from first quarter 2015 was primarily due to the following:

•	$122 million decrease in pre-tax income before depreciation and amortization, restructuring charges and gains on sales of businesses and assets.

•	$87 million decrease in accounts payable and accrued compensation primarily related to a reduction in days payable outstanding.

•	$15 million decrease from finance receivables reflecting a moderating rate of portfolio run-off.

•	$14 million decrease reflecting settlement payments associated with our third quarter 2015 decision to not fully complete the HE implementations in California and Montana.

•	$41 million increase from accounts receivable primarily due to improved collections and lower revenues.

•	$29 million increase from the settlements of foreign currency derivative contracts. These derivatives primarily relate to hedges of Yen inventory purchases.

•	$27 million increase primarily due to lower inventory requirements reflecting reduced equipment and supplies demand as well as lower levels of in-transit inventory.

•	$13 million increase due to the prior year use of cash in the discontinued ITO business.

Cash Flows from Investing Activities
Net cash used in investing activities was $125 million in first quarter 2016. The $27 million decrease in cash from first quarter 2015 was primarily due to the following:

•	$59 million decrease primarily due to a $52 million payment to Atos reflecting final working capital adjustments associated with the 2015 ITO divestiture.

•	$23 million increase due to lower capital expenditures (including internal use software) primarily due to the sale of the ITO business.

•	$10 million increase from lower acquisitions.

Cash Flows from Financing Activities
Net cash used in financing activities was $42 million in first quarter 2016. The $443 million increase in cash from first quarter 2015 was primarily due to the following:

•	$216 million increase as there were no share repurchases in first quarter 2016.

•
$195 million increase from net debt activity. First quarter 2016 reflects net proceeds of $749 million from a Senior Unsecured Term Facility offset by a $700 million Senior Notes payment. 2015 reflects a $1 billion Senior Notes payment offset by net proceeds of $648 million from the issuance of Senior Notes and an increase of $204 million in Commercial Paper.

•	$43 million increase due to lower distributions to noncontrolling interests.

Customer Financing Activities
The following represents our total finance assets, net associated with our lease and finance operations:

(in millions)	March 31, 2016	December 31, 2015
Total finance receivables, net (1)	$3,972	$3,988
Equipment on operating leases, net	489	495
Total Finance Assets, net (2)	$4,461	$4,483
____________________________

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

(2)	Change from December 31, 2015 includes an increase of $64 million due to currency across all Finance Assets.

The following summarizes our debt:

(in millions)	March 31, 2016	December 31, 2015
Principal debt balance(1)	$7,409	$7,365
Net unamortized discount	(50)	(52)
Debt issuance costs(3)	(27)	(28)
Fair value adjustments(2)
- terminated swaps	41	47
- current swaps	15	7
Total Debt	$7,388	$7,339
____________________________

(1)	Includes Notes Payable of $2 million and $3 million as of March 31, 2016 and December 31, 2015, respectively.

(2)
Fair value adjustments include the following: (i) fair value adjustments to debt associated with terminated interest rate swaps, which are being amortized to interest expense over the remaining term of the related notes; and (ii) changes in fair value of hedged debt obligations attributable to movements in benchmark interest rates. Hedge accounting requires hedged debt instruments to be reported inclusive of any fair value adjustment.

(3)
Reflects the adoption of ASU 2015-03, Interest - Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs effective January 1, 2016; which requires debt issuance costs to be presented as a direct deduction from the carrying amount of the corresponding debt liability. Prior year amounts were revised to reflect the new presentation.

Our lease contracts permit customers to pay for equipment over time rather than at the date of installation; therefore, we maintain a certain level of debt (that we refer to as financing debt) to support our investment in these lease contracts, which are reflected in total finance assets, net. For this financing aspect of our business, we maintain an assumed 7:1 leverage ratio of debt to equity as compared to our finance assets.
Based on this leverage, the following represents the breakdown of total debt between financing debt and core debt:

(in millions)	March 31, 2016	December 31, 2015
Financing debt(1)	$3,903	$3,923
Core debt	3,485	3,416
Total Debt	$7,388	$7,339
____________________________

(1)
Financing debt includes $3,476 million and $3,490 million as of March 31, 2016 and December 31, 2015, respectively, of debt associated with total finance receivables, net and is the basis for our calculation of “Equipment financing interest” expense. The remainder of the financing debt is associated with equipment on operating leases.

Sales of Accounts Receivable
Accounts receivable sales arrangements are utilized in the normal course of business as part of our cash and liquidity management. We have facilities in the U.S., Canada and several countries in Europe that enable us to sell certain accounts receivable without recourse to third-parties. The accounts receivables sold are generally short-term trade receivables with payment due dates of less than 60 days. Accounts receivable sales for the periods presented were as follows:

	Three Months Ended March 31,
(in millions)	2016	2015
Accounts receivable sales	$680	$602
Deferred proceeds	71	62
Loss on sales of accounts receivable	4	3
Estimated (decrease) increase to operating cash flows (1)	(23)	17
____________________________

(1)	Represents the difference between current and prior period receivable sales adjusted for the effects of the deferred proceeds, collections prior to the end of the quarter and currency.

Sales of Finance Receivables
In 2013 and 2012, we transferred our entire interest in certain groups of lease finance receivables to third-party entities. The transfers were accounted for as sales and resulted in the de-recognition of lease receivables with a net carrying value of $676 million in 2013 and $682 million in 2012, respectively. We continue to service the sold receivables and record servicing fee income over the expected life of the associated receivables.
The net impact on operating cash flows from these transactions for the periods presented is summarized below:

	Three Months Ended March 31,
(in millions)	2016	2015
Impact from prior sales of finance receivables (1)	$(59)	$(105)
Collections on beneficial interest	10	18
Estimated decrease to operating cash flows	$(49)	$(87)
____________________________

(1)	Represents cash that would have been collected if we had not sold finance receivables.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
A reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the first quarter 2016 presentation slides available at www.xerox.com/investor.

These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP.

NOTE: In 2016 we revised our calculation of Adjusted Earnings Measures to exclude the following items in addition to the amortization of intangibles:

•	Restructuring and related costs including those related to Fuji Xerox.

•	The non-service related elements of our defined benefit pension and retiree health plan costs (retirement related).

•	Separation costs

When these measures are presented in 2016, the prior year measures will be revised accordingly to conform to the changes.
Adjusted Earnings Measures

•	Net income and Earnings per share (EPS)

•	Effective tax rate

•	Gross margin, RD&E and SAG (adjusted for non-service retirement related costs only)

The above measures were adjusted for the following items:

•
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.

•
Restructuring and related costs: Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our strategic transformation program are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.

•
Non-service retirement related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortized actuarial gains/losses and (iv) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. Adjusted earnings will continue to include the elements of our retirement costs related to current employee service (service cost and amortization of prior service cost) as well as the cost of our defined contribution plans.

•
Separation costs: Separation costs are expenses incurred in connection with Xerox's planned separation into two independent, publicly traded companies. Separation costs are primarily for third-party investment banking, accounting, legal, consulting and other similar types of services related to the separation transaction as well as costs associated with the operational separation of the two companies, such as those related to human resources, brand management, real estate and information management to the extent not capitalized. Separation costs include the costs associated with bonuses and restricted stock grants awarded to employees for retention through the separation. These costs are incremental to normal operating charges and are being incurred solely as a result of the separation transaction. Accordingly, we are excluding these expenses from our Adjusted Earnings Measures in order to evaluate our performance on a comparable basis.

Operating Income
We also calculate and utilize operating income and margin earnings measures by adjusting our pre-tax income and margin amounts to exclude certain items. In addition to the costs noted for our Adjusted Earnings measures, operating income and margin also exclude Other expenses, net. Other expenses, net is primarily comprised of non-financing interest expense and also includes certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Constant Currency
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” In 2016 we revised our calculation of the currency impact on revenue growth, or constant currency revenue growth, to include the currency impacts from the developing market countries (Latin America, Brazil, Middle East, India, Eurasia and Central-Eastern Europe), which had been previously excluded from the calculation. As a result of economic changes in these markets over the past few years, we currently manage our exchange risk in our developing market countries in a similar manner to the exchange risk in our developed market countries, and therefore, the exclusion of the developing market countries from the calculation of the currency effect is no longer warranted. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust cash flows from operations to exclude amounts for capital expenditures including internal use software. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase. It is also used to measure our yield on market capitalization.
Summary:

Management believes that all of these non-GAAP financial measures provide an additional means of analyzing the current period’s results against the corresponding prior period’s results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.

A reconciliation of these non-GAAP financial measures and the most directly comparable measures calculated and presented in accordance with GAAP are set forth on the following tables:

Net Income and EPS reconciliation:

	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported(1)	$34	$0.03	$191	$0.16
Adjustments:
Amortization of intangible assets	89		77
Restructuring and related costs - Xerox	126		14
Non-service retirement related costs	46		42
Separation costs	8		—
Income tax adjustments(2)	(72)		(47)
Restructuring charges - Fuji Xerox	—		1
Adjusted	$231	$0.22	$278	$0.24
Weighted average shares for adjusted EPS(3)		1,021		1,154
Fully diluted shares at end of period(4)		1,048
____________________________

(1)	Net Income and EPS from continuing operations.

(2)	Refer to Effective Tax Rate reconciliation.

(3)
Average shares for the 2016 calculation of adjusted EPS exclude 27 million of shares associated with our Series A convertible preferred stock and therefore the related quarterly dividend of $6 million is included. Average shares for the 2015 calculation of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock and therefore the related quarterly dividend was excluded.

(4)
Represents common shares outstanding at March 31, 2016 as well as shares associated with our Series A convertible preferred stock plus potential dilutive common shares used for the calculation of diluted earnings per share in first quarter 2016.

Effective Tax Rate reconciliation:

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(16)	$(15)	93.8%	$201	$39	19.4%

Non-GAAP Adjustments(2)	269	72		133	47

Adjusted - revised (3)	$253	$57	22.5%	$334	$86	25.7%
____________________________

(1)	Pre-Tax (Loss) Income and Income Tax (Benefit) Expense from continuing operations.

(2)	Refer to Net Income/EPS reconciliation for details. Amounts exclude Fuji Xerox restructuring as these amounts are net of tax.

(3)
The tax impact on Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

Operating Income / Margin reconciliation:

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported Pre-Tax (Loss) Income(1)	$(16)	$4,281	(0.4)%	$201	$4,469	4.5%
Adjustments:
Amortization of intangible assets	89			77
Restructuring and related costs - Xerox	126			14
Non-service retirement related costs	46			42
Separation costs	8			—
Other expenses, net	57			46
Adjusted Operating	$310	$4,281	7.2%	$380	$4,469	8.5%
Equity in net income of unconsolidated affiliates	37			34
Business transformation costs	1			4
Restructuring charges - Fuji Xerox	—			1
Other expenses, net*	(57)			(47)
Segment Profit/Revenue	$291	$4,281	6.8%	$372	$4,469	8.3%
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* Includes rounding adjustments.

(1)	(Loss) Profit and Revenue from continuing operations.

Key Financial Ratios reconciliation:

	Three Months Ended March 31,
	2016			2015
(in millions)	As Reported	Non-service retirement related costs	Adjusted	As Reported	Non-service retirement related costs	Adjusted
Gross Profit	$1,280	$17	$1,297	$1,394	$16	$1,410
RD&E	134	(8)	126	141	(7)	134
SAG	882	(21)	861	915	(19)	896

Gross Margin	29.9%	0.4%	30.3%	31.2%	0.4%	31.6%
RD&E as a % of Revenue	3.1%	(0.2)%	2.9%	3.2%	(0.2)%	3.0%
SAG as a % of Revenue	20.6%	(0.5)%	20.1%	20.5%	(0.4)%	20.0%

Guidance:

Earnings Per Share
	Q2 2016	FY 2016
GAAP EPS from Continuing Operations	$0.06 - $0.08	$0.45 - $0.55
Non-GAAP Adjustments	0.18	0.65
Adjusted EPS	$0.24 - $0.26	$1.10 - $1.20
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Note: Adjusted EPS guidance excludes amortization of intangible assets, restructuring and related costs, non-service retirement related costs and separation costs.

(in billions)	Free Cash Flow FY 2016
Cash Flow from Operations	$0.95 - $1.2
CAPEX	0.35
Free Cash Flow	$0.60 - $0.85

2015 Net Income and EPS reconciliation based on 2016 revised methodology:

	Q2 2015		FY 2015
(in millions, except per share amounts)	Net Income	EPS	Net Income	EPS
Reported (1)	$107	$0.09	$552	$0.49
Adjustments:
Amortization of intangible assets	79		310
Software impairment	146		146
HE charge	—		389
Restructuring charges - Xerox	11		40
Non-service retirement related costs	10		116
Income tax on adjustments (2)	(90)		(380)
Restructuring charges - Fuji Xerox	1		4
Adjusted - revised	$264	$0.23	$1,177	$1.07

Adjusted - previous basis	$246	$0.22	$1,076	$0.98

Weighted average shares - adjusted EPS (3)		1,132		1,103
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(1)	Net Income and EPS from continuing operations.

(2)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results - See Effective Tax Rate reconciliation.

(3)	Average shares for the calculations of adjusted EPS include 27 million of shares associated with our Series A convertible preferred stock.

2015 Adjusted Effective Tax Rate reconciliation based on 2016 revised methodology:

	Q2 2015			FY 2015
(in millions)	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax (Benefit) Expense	Effective Tax Rate
Reported (1)	$74	$(9)	(12.2)%	$412	$(23)	(5.6)%
Non-GAAP Adjustments (2)	246	90		1,001	380
Adjusted - revised (3)	$320	$81	25.3%	$1,413	$357	25.2%

Adjusted - previous basis			25.8%			23.7%
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(1)	Pre-Tax Income from continuing operations.

(2)	See Net Income/EPS reconciliation for details. Amounts exclude Fuji Xerox restructuring as these amounts are net of tax.

(3)
The tax impact on the Adjusted Pre-Tax Income from continuing operations is calculated under the same accounting principles applied to the As Reported Pre-Tax Income under ASC 740, which employs an annual effective tax rate method to the results.

APPENDIX I
Xerox Corporation
Earnings per Common Share
(in millions except per share data, shares in thousands)

	Three Months Ended March 31,
	2016	2015
Basic Earnings per Share:
Net income from continuing operations attributable to Xerox	$34	$191
Accrued dividends on preferred stock	(6)	(6)
Adjusted net income from continuing operations available to common shareholders	$28	$185
Net income from discontinued operations attributable to Xerox	—	34
Adjusted net income available to common shareholders	$28	$219
Weighted average common shares outstanding	1,013,033	1,109,999
Basic Earnings per Share:
Continuing operations	$0.03	$0.17
Discontinued operations	—	0.03
Total	$0.03	$0.20
Diluted Earnings per Share:
Net income from continuing operations attributable to Xerox	$34	$191
Accrued dividends on preferred stock	(6)	(6)
Adjusted net income from continuing operations available to common shareholders	$28	$185
Net income from discontinued operations attributable to Xerox	—	34
Adjusted net income available to common shareholders	$28	$219
Weighted average common shares outstanding	1,013,033	1,109,999
Common shares issuable with respect to:
Stock options	850	1,879
Restricted stock and performance shares	6,640	14,740
Convertible preferred stock	—	—
Adjusted weighted average common shares outstanding	1,020,523	1,126,618
Diluted Earnings per Share:
Continuing operations	$0.03	$0.16
Discontinued operations	—	0.03
Total	$0.03	$0.19
The following securities were not included in the computation of diluted earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:
Stock options	2,104	2,716
Restricted stock and performance shares	18,718	16,730
Convertible preferred stock	26,966	26,966
Total Anti-Dilutive Securities	47,788	46,412

Dividends per Common Share	$0.0775	$0.0700

APPENDIX II
Xerox Corporation
Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended March 31,
(in millions)	2016	2015
Segment Profit(2)	$291	$372
Reconciling items:
Restructuring and related costs (1)	(127)	(18)
Restructuring charges of Fuji Xerox	—	(1)
Amortization of intangible assets	(89)	(77)
Equity in net income of unconsolidated affiliates	(37)	(34)
Non-service retirement related costs	(46)	(42)
Separation costs	(8)	—
Other	—	1
Pre-Tax (Loss) Income	$(16)	$201

(1)	First quarter 2016 and 2015 Restructuring and related costs of $126 and $14, respectively, and business transformation costs of $1 and $4, respectively.

(2)	Revised to exclude non-service retirement related costs.

Note: Certain reclassifications of prior year amounts have been made to conform to current year presentation.
Our reportable segments are aligned to how we manage the business and view the markets we serve. Our reportable segments are Services, Document Technology and Other.

Services:
The Services segment comprises two service offerings:

▪	Business Process Outsourcing.

▪	Document Outsourcing, which includes Managed Print Services, Central Print Services and revenues from our partner print services offerings.

Document Technology:
The Document Technology segment is centered around strategic product groups, which share common technology, manufacturing and product platforms. This segment includes the sale of document systems and supplies, provision of technical service and financing of products. Our products range from:

▪	“Entry”, which includes A4 devices and desktop printers.

▪
“Mid-Range”, which includes A3 devices that generally serve workgroup environments in mid to large enterprises. This includes products that fall into the market categories, Color 41+ppm <$100K and Light Production 91+ppm <$100K.

▪	“High-End”, which includes production printing and publishing systems that generally serve the graphic communications marketplace and large enterprises.

Other:
Other includes paper sales in our developing market countries, Wide Format Systems, licensing revenue, Global Imaging network integration solutions and electronic presentation systems, student loan processing and non-allocated corporate items including non-financing interest and other items included in Other expenses, net.